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                                                                    EXHIBIT 12.1



                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                    ($000S)



                                                                                  FOR THE THREE
                                                 FOR THE YEAR ENDED DECEMBER       MONTHS ENDED
                                                             31,                    MARCH 31,
                                                -----------------------------   ------------------
                                                  1994      1995       1996      1996       1997
                                                --------   -------   --------   -------   --------
ACTUAL
Net income (loss) before provision for income
  taxes*......................................  $(14,778)  $ 4,095   $(12,526)  $(6,140)  $(33,839)
Add: Fixed charges (interest expense).........     1,992     4,959      4,670     1,007      2,174
Add: Equity in loss of unconsolidated
  affiliates..................................    13,677    14,816     17,867     2,769     27,476
                                                --------   -------   --------   -------   --------
Earnings (deficiency) available for fixed
  charges.....................................       891    23,870     10,011    (2,364)    (4,189)
Fixed charges.................................     1,992     4,959      4,670     1,007      2,174
                                                --------   -------   --------   -------   --------
Ratio of earnings to fixed charges............       N/A     4.8:1      2.1:1       N/A        N/A
                                                ========   =======   ========   =======   ========
Deficiency of earnings available to cover
  fixed charges...............................  $ (1,101)      N/A        N/A   $(3,371)  $ (6,363)
                                                ========   =======   ========   =======   ========
PRO FORMA
Earnings (deficiency) available for fixed
  charges -- actual...........................  $    891   $23,870   $ 10,011   $(2,364)  $ (4,189)
Pro forma fixed charges(A)....................    13,242    16,209     15,920     3,820      4,987
                                                --------   -------   --------   -------   --------
Pro forma ratio of earnings to fixed
  charges.....................................       N/A     1.5:1        N/A       N/A        N/A
                                                ========   =======   ========   =======   ========
Pro forma deficiency of earnings available to
  cover fixed charges.........................  $(12,351)      N/A   $ (5,909)  $(6,184)  $ (9,176)
                                                ========   =======   ========   =======   ========
(A) Calculation of Pro Forma Fixed Charges
Fixed charges -- actual.......................  $  1,992   $ 4,959   $  4,670   $ 1,007   $  2,174
Pro forma interest expense ($125,000 at
  9.0%).......................................    11,250    11,250     11,250     2,813      2,813
                                                --------   -------   --------   -------   --------
Pro forma fixed charges.......................  $ 13,242   $16,209   $ 15,920   $ 3,820   $  4,987
                                                ========   =======   ========   =======   ========
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* Excludes minority interest in income (loss) of subsidiaries.